Exhibit 99.(a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

COMVERGE, INC.

at

$1.75 NET PER SHARE

Pursuant to the Offer to Purchase dated April 11, 2012

by

PEAK MERGER CORP.,

a wholly-owned subsidiary of

PEAK HOLDING CORP.

an affiliate of

H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MAY 8, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 11, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 11, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Peak Merger Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Peak Holding Corp., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock (the “Shares”), par value $0.001 per share, of Comverge, Inc., a Delaware corporation (“Comverge”), at a purchase price of $1.75 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of Comverge from the President and Chief Executive Officer of Comverge, accompanied by Comverge’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $1.75 per Share, net to you in cash without interest, less any required withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 26, 2012, (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and Comverge, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into Comverge, and Comverge will be the surviving corporation (the “Merger”).

4.	The board of directors of Comverge has unanimously (other than for abstentions for conflicts of interest) (i) found that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Comverge and its stockholders, (ii) found that the price per share to be paid to Comverge’s stockholders in the Offer and the Merger is fair to, and in the best interests of, the stockholders, (iii) approved, adopted and confirmed in all respects the Merger Agreement and the consummation of the transactions contemplated thereby and (iv) recommended that the holders of Shares accept the Offer, tender their shares in the Offer and, to the extent that any such holders do not tender their shares in the Offer and to the extent required by applicable law, vote to adopt the Merger Agreement.

5.	The Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on May 8, 2012, unless the Offer is extended by Purchaser.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

COMVERGE, INC.

at

$1.75 NET PER SHARE

Pursuant to the Offer to Purchase dated April 11, 2012

by

PEAK MERGER CORP.,

a wholly-owned subsidiary of

PEAK HOLDING CORP.

an affiliate of

H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 11, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Peak Merger Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Peak Holding Corp., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock (the “Shares”), par value $0.001 per share, of Comverge, Inc., a Delaware corporation (“Comverge”), at a purchase price of $1.75 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:              SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:	,2012

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